BUFFETS HOLDINGS, INC. ANNOUNCES RESULTS
FOR THE SECOND QUARTER OF FISCAL 2007

HIGHLIGHTS:

•	Total revenues up 36.5% in the second quarter
•	Buffets’ units same store sales were down 0.2% for the quarter
•	Ryan’s units same store sales were down 6.1% for the quarter
•	Previously announced merger with Ryan’s Restaurant Group closed on November 1, 2006
•	Cost savings initiatives in connection with the merger progressing on schedule

EAGAN, Minn. — (BUSINESS WIRE)-January 29, 2007-Buffets Holdings, Inc. (“Buffets Holdings”), the parent company of Buffets, Inc. (“Buffets”), today reported operating results for its 12-week, second quarter period ended December 13, 2006.

Buffets Holdings reported a 36.5% increase in total sales for the second quarter ended December 13, 2006, as sales increased to $297.9 million compared to $218.3 million for the comparable prior year period, primarily due to the merger with Ryan’s Restaurant Group on November 1, 2006. Average weekly sales for the second quarter of fiscal 2007 decreased by 3.8% from the comparable prior year period to $49,545. The decline in average weekly sales reflects the merger with Ryan’s, whose restaurants generally have lower average sales volumes.

Same-store sales for the second quarter of fiscal 2007 decreased by 0.2% for the Buffets brand restaurants, which include the HomeTown Buffet and Old Country Buffet brands, as compared to the prior year. This decrease was primarily attributable to a 2.8% increase in average check, offset by a 3.0% decline in guest traffic. Same-store sales on a pro forma basis for the second quarter for the Ryan’s units, which includes the Ryan’s and Fire Mountain brands for the entire twelve week period decreased by 6.1% as compared to the prior year. This decrease was primarily attributable to a 0.5% increase in average check, offset by a 6.6% decline in guest traffic. Same-stores sales calculations reflect those restaurants that have been in operation for at least eighteen operating periods.

Net loss for the second quarter of fiscal 2007 was $34.9 million, as compared to a net loss of $3.9 million for the second quarter of fiscal 2006. The decrease in net income was primarily attributable to a $40.0 million loss related to refinancing, a $2.5 million loss on the sale-leaseback transactions, an increase in interest expense of approximately $5.5 million, $3.1 million of merger integration costs related to the merger with Ryan’s and higher food and labor costs, which were offset in part by the increase in income tax benefit of $19.7 million. The increase in interest cost of approximately $5.5 million was primarily due to higher interest rates on our term loans and higher accreted balances on our senior subordinated and senior discount notes for the first six weeks of the quarter, as well as the significant increase in our long-term debt balances resulting from our debt refinancing and merger with Ryan’s on November 1, 2006.

Buffets Holdings reported a 16.7% increase in total sales for the 24 weeks ended December 13, 2006, as sales increased to $519.2 million compared to $445.0 million for the comparable prior year period, primarily due to the merger with Ryan’s on November 1, 2006. Average weekly sales for the first 24 weeks of fiscal 2007 decreased 1.7% from the comparable prior year period to $51,578. The decline in average weekly sales reflects the merger with Ryan’s, whose restaurants generally have lower average sales volumes. Same-store sales for the Buffets brand restaurants for the first 24 weeks of fiscal 2007 decreased by 0.1% as compared to those reported for the prior year period. This decrease was primarily attributable to a 2.9% increase in average check, offset by a 3.0% decline in guest traffic. Same store sales on a pro forma basis for the 24 weeks ended December 13, 2006 for the Ryan’s units decreased by 4.3% as compared to same-store sales for the prior year. This decrease was primarily attributable to a 1.4% increase in average check, offset by a 5.7% decline in guest traffic.

Net loss for the first 24 weeks of fiscal 2007 was $36.1 million, as compared to a net loss of $0.8 million for the first 24 weeks of fiscal 2006. The decrease in net income was primarily attributable to a $40.3 million loss related to refinancing, a $2.5 million loss on the sale-leaseback transactions, an increase in interest expense of approximately $6.8 million, approximately $3.5 million of merger integration costs related to the merger with Ryan’s and higher food and labor costs, offset in part by the increase in income tax benefit of $23.2 million. The interest expense increase was primarily due to higher interest rates on our term loans and higher accreted balances on our senior subordinated and senior discount notes for the first eighteen weeks of the period, as well as the significant increase in our long-term debt balances as a result of our debt refinancing and merger with Ryan’s on November 1, 2006.

Merger with Ryan’s Restaurant Group Completed

Buffets Holdings’ merger with Ryan’s Restaurant Group was completed on November 1, 2006. The combined company, headquartered in Eagan, Minnesota, is the nation’s largest buffet restaurant chain and the second largest in the family dining segment. It has combined annual revenues greater than $1.7 billion, and operates 658 restaurants in 39 states, principally under the well-respected Ryan’s®, Fire Mountain®, Old Country Buffet® and HomeTown Buffet® brands. Ryan’s operates as a separate division of Buffets and continues to be based in Greer, South Carolina. Commenting on the merger, Chief Executive Officer, Mike Andrews, said, “The addition of Ryan’s and Fire Mountain to our stable of brands gives us substantially greater domestic presence and a more widely disbursed operating footprint. Now that the merger is behind us and our financing is in place we have directed our attention to our cost savings programs and have made substantial progress. We are on schedule with these cost savings initiatives and are extremely pleased with the progress made to date.”

Continued Focus on Key Initiatives

Old Country Buffet® and HomeTown Buffet® now serve steak in every restaurant six or seven days a week and have received favorable guest response to their fall “Steakhouse Classics” promotion and related advertising campaign, which was launched in late September and ran through the second quarter. Same-store sales for the second quarter of fiscal 2007 for the Buffets branded restaurants were down slightly to a negative 0.2%, but given that we were up 6.7% over the same quarter two year ago on our system wide steak rollout last year, we are very pleased to have held on to almost all our same-store sales growth from last year. We have continued the testing and installation of our display grill cooking stations in our Buffets brands and now have twenty units with this retrofit. In addition, our Ryan’s® and Fire Mountain® units, acquired in the merger with Ryan’s Restaurant Group, have more than 200 display grills in operation.

Buffets Holdings will be conducting a conference call to discuss operating results for the quarter ended December 13, 2006, on Monday, January 29, 2007 at 11:00 a.m. (Eastern). You may dial into this call starting at 10:45 a.m. (Eastern). The conference phone number is (888) 228-7864 and the conference ID number is 6762739. Chief Executive Officer Mike Andrews and Chief Financial Officer Keith Wall will host the call. In consideration of your fellow participants, the Company requests that cellular phones not be used. The conference call will be recorded and available for playback through Friday, February 9, 2007 at 6:00 p.m. (Eastern). Playback can be accessed by dialing (800) 642-1687 and requesting conference ID number 6762739. Information regarding non-GAAP financial measures discussed in the conference call can be found at www.buffet.com on the financial information page.

About Buffet Holdings

Buffets, Inc. currently operates 658 restaurants in 39 states comprised of 649 buffet restaurants and nine Tahoe Joe’s Famous Steakhouse® restaurants. The buffet restaurants are principally operated under the Old Country Buffet®, HomeTown Buffet®, Ryan’s® and Fire Mountain® brands. Buffets also franchises 18 buffet restaurants in seven states. Buffets, Inc. employs approximately 43,000 team members and serves more than 220 million customers annually.

Safe Harbor Statement

This release includes some forward-looking statements. Forward-looking statements give our and Ryan’s current expectations or forecasts of future events. All statements other than statements of current or historical fact contained in this release, including statements regarding our and Ryan’s future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “may”, “plan”, and similar expressions, as they relate to us and Ryan's, are intended to identify forward-looking statements. In particular, these include, among other things, the factors that are described in the “Risk Factors” identified in our Annual Report on Form 10-K, as updated in any Quarterly Report on Form 10-Q, and statements relating to general business and economic conditions, negative publicity, the impact of competition, the seasonality of our business, adverse weather conditions, future commodity prices, fuel and utility costs, changes in minimum wage rates, availability of food products, labor availability, retention and costs, employment and environmental laws, public health developments including avian flu and E. coli, developments affecting the public’s perception of buffet-style restaurants, real estate availability, interest rate fluctuations, political environment (including acts of terrorism and wars), governmental regulations and inflation.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. They can be affected by inaccurate assumptions we might make or by known or unknown risks, uncertainties and assumptions, including the risks, uncertainties and assumptions described in the “Risk Factors” identified in our Annual Report on Form 10-K, as updated in any Quarterly Report on Form 10-Q. In light of these risks, uncertainties and assumptions, the forward-looking statements in this release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this release.

Our forward-looking statements speak only as of the date made. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Buffets Holdings, Inc.
A. Keith Wall
Chief Financial Officer
(651) 994-8608

Tables to Follow

BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 28,	December 13,
	2006	2006
	(Unaudited)
	(In thousands, except share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$20,219	$8,220
Receivables	4,879	7,922
Inventories	18,926	32,222
Prepaid expenses and other current assets	5,384	13,468
Deferred income taxes	10,324	15,168
Assets held for sale	--	47,411

Total current assets	59,732	124,411
PROPERTY AND EQUIPMENT, net	141,404	243,606
GOODWILL	312,163	555,661
DEFERRED INCOME TAXES	13,683	8,551
OTHER ASSETS, net	11,514	57,136

Total assets	$538,496	$989,365

LIABILITIES AND SHAREHOLDER'S DEFICIT
CURRENT LIABILITIES:
Accounts payable	$48,101	$59,582
Accrued liabilities	68,344	114,633
Income taxes payable	6,977	42,947
Short-term debt	--	16,250
Current maturities of long-term debt	1,862	3,975

Total current liabilities	125,284	237,387
LONG-TERM DEBT, net of current maturities	460,652	826,025
DEFERRED LEASE OBLIGATIONS	28,356	28,600
OTHER LONG-TERM LIABILITIES	7,355	16,580

Total liabilities	621,647	1,108,592
SHAREHOLDER'S DEFICIT:
Preferred stock; $.01 par value, 1,100,000 shares authorized; none
issued and outstanding as of June 28, 2006 and December 13, 2006	--	--
Common stock; $.01 par value, 3,600,000 shares authorized; 3,104,510 shares issued and outstanding as of June 28, 2006 and 3,104,510 as
of December 13, 2006	31	31
Additional paid in capital	5	5
Accumulated deficit	(83,187)	(119,263)

Total shareholder's deficit	(83,151)	(119,227)

Total liabilities and shareholder's deficit	$538,496	$989,365

BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Twelve Weeks Ended		Twenty Four Weeks Ended
	December 14,	December 13,	December 14,	December 13,
	2005	2006	2005	2006
	(Unaudited)		(Unaudited)
	(In thousands)		(In thousands)
RESTAURANT SALES	$218,274	$297,891	$445,012	$519,167
RESTAURANT COSTS:
Food	74,201	102,630	148,976	179,184
Labor	63,545	90,523	127,687	153,216
Direct and occupancy	52,818	75,703	105,917	129,189

Total restaurant costs	190,564	268,856	382,580	461,589
ADVERTISING EXPENSES	9,717	7,722	16,900	14,949
GENERAL AND ADMINISTRATIVE EXPENSES	10,056	14,285	20,102	24,013
CLOSED RESTAURANT COSTS	842	817	1,098	1,559
IMPAIRMENT OF ASSETS	1,350	--	1,350	--
MERGER INTEGRATION COSTS	--	3,074	--	3,514
LOSS ON SALE LEASEBACK TRANSACTIONS	--	2,498	--	2,498

OPERATING INCOME	5,745	639	22,982	11,045
INTEREST EXPENSE	11,913	17,386	23,781	30,614
INTEREST INCOME	(121)	(50)	(203)	(78)
LOSS RELATED TO REFINANCING	--	40,042	647	40,285
OTHER INCOME	(287)	(296)	(484)	(498)

LOSS BEFORE INCOME TAXES	(5,760)	(56,443)	(759)	(59,278)
INCOME TAX EXPENSE (BENEFIT)	(1,841)	(21,507)	36	(23,202)

Net loss	$(3,919)	$(34,936)	$(795)	$(36,076)

BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twenty Four Weeks Ended
	December 14,	December 13,
	2005	2006
	(Unaudited)
	(In thousands)
OPERATING ACTIVITIES:
Net loss	$(795)	$(36,076)
Adjustments to reconcile net loss to net cash provided by (used
in) operating activities:
Depreciation and amortization	14,611	16,610
Amortization of debt issuance cost	707	1,208
Accretion of original issue discount	6,151	5,623
Loss related to refinancing:
Write off of debt issuance costs	--	8,686
Refinancing premiums expensed	--	31,599
Loss on disposal of assets	287	425
Impairment of assets	1,350	--
Loss on sale of leaseback transactions	--	2,498
Deferred tax benefit	--	(30,896)
Changes in assets and liabilities:
Receivables	1,161	1,264
Inventories	(64)	195
Prepaid expenses and other current assets	1,065	1,123
Accounts payable	(937)	(2,574)
Accrued and other liabilities	4,505	(6,209)
Income taxes payable	(2,256)	4,371

Net cash provided by (used in) operating activities	25,785	(2,153)

INVESTING ACTIVITIES:
Proceeds from sale leaseback transactions	--	8,608
Acquisitions, net of liabilities assumed	--	(168,906)
Purchase of property and equipment	(12,080)	(14,682)
Collections on notes receivable	360	710
Purchase of other assets	(859)	(258)

Net cash used in investing activities	(12,579)	(174,528)

FINANCING ACTIVITIES:
Repayment of previous term loan facility	(1,008)	(182,053)
Repurchase of 11 1/4% senior subordinated notes	--	(180,778)
Repurchase of 13 7/8% senior discount notes	--	(105,306)
Repayment of Ryan's debt	--	(145,000)
Proceeds from term loan funding	--	530,000
Proceeds from new revolver facility	--	16,250
Proceeds from 12 1/2% senior note issuance	--	300,000
Debt issuance costs	--	(35,877)
Payment of refinancing premiums	--	(32,554)
Purchase of treasury stock	(6)	--

Net cash provided by (used in) financing activities	(1,014)	164,682

NET CHANGE IN CASH AND CASH EQUIVALENTS	12,192	(11,999)
CASH AND CASH EQUIVALENTS, beginning of period	20,662	20,219

CASH AND CASH EQUIVALENTS, end of period	$32,854	$8,220

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for--
Interest (net of capitalized interest of $134 and $163)	$18,209	$30,991

Income taxes	$2,291	$3,305